Exhibit 10.2

March 13, 2002

Berenson Minella & Company
667 Madison Avenue
New York, NY 10021

Ladies and Gentlemen:

        In connection with your engagement by us as set forth in the engagement letter dated the date hereof (the "Engagement Letter"), we hereby agree to indemnify and hold harmless Berenson Minella & Company ("Berenson Minella") and any affiliates of Berenson Minella and their respective directors, members, officers, partners, agents, employees, shareholders and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Berenson Minella and each such affiliate, director, officer, partner, agent, employee, shareholder and controlling person being hereinafter called an "Indemnified Person") to the fullest extent permitted by law, from and against all losses, claims, demands, damages, liabilities and expenses, joint or several, incurred by them (including reasonable fees and disbursements of counsel) which (A) arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions taken or omitted to be taken by an Indemnified Person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of Berenson Minella's activities on our behalf under Berenson Minella's Engagement Letter, and we will reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing or defending any pending or threatened claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which such Indemnified Person is an actual or potential party. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from willful misconduct or gross negligence on the part of the Indemnified Person seeking indemnification hereunder. We also agree that no Indemnified Person shall have any liability to us or any of our security holders or creditors for or in connection with your engagement except for such liability for losses, claims, demands, damages, liabilities or expenses, joint or several, incurred by us which is finally judicially determined to have resulted primarily from such Indemnified Person's willful misconduct or gross negligence. In no event shall any Indemnified Person be responsible for any special, indirect or consequential damages. We further agree that we will not, without the prior written consent of such Indemnified Person, settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate, any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

        If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable or insufficient for any reason to hold harmless an Indemnified Person (other than as a consequence of a final judicial determination of willful misconduct or gross negligence of such Indemnified Person), then we agree, in lieu of indemnifying such Indemnified Person, to contribute to the claims, liabilities, losses, damages and expenses for which such indemnification or reimbursement is held unavailable or insufficient (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by us on the one hand and by such Indemnified Person on the other hand from the transactions in connection with which Berenson Minella has been engaged or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of us and of such Indemnified Person; provided, however, that in no event shall the aggregate amount contributed by the Indemnified Persons exceed the amount of fees actually received by Berenson Minella pursuant to the Engagement

Letter. The relative benefits received or sought to be received by us on the one hand and by Berenson Minella on the other hand shall be deemed to be in the same proportion as (A) the total value of the transactions with respect to which Berenson Minella has been engaged bears to (B) the fees paid or payable to Berenson Minella with respect to the Engagement Letter.

        Our indemnity, reimbursement and contribution obligations under this letter agreement shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

        If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, the Company shall provide for the assumption of its obligations under this agreement by another party reasonably satisfactory to Berenson Minella.

        This agreement may not be assigned by the Company or Berenson Minella without the prior written consent of the other. This agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party.

        This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law.

        Each of the Company and Berenson Minella irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this agreement. Each of the Company and Berenson Minella irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. Each of Berenson Minella and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, claim, suit or proceeding (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Berenson Minella pursuant to, or the performance by Berenson Minella of the services contemplated by, this letter agreement.

        This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Very truly yours,

SAMSONITE CORPORATION

By:	/s/ RICHARD H. WILEY

Accepted:

BERENSON MINELLA & COMPANY

By:	/s/ GREGG FEINSTEIN